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                                                                              Nicor Gas Company
                                                                              Form 10-Q
                                                                              Exhibit 12.01


                          NICOR GAS COMPANY
   COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands)

                                               Twelve
                                            Months Ended
                                            September 30                 Year Ended December 31
                                                1998       1997       1996       1995       1994       1993

Earnings available to cover fixed charges:

 Net income                                  $ 103,387  $ 106,922  $ 107,106  $  85,448  $  93,078  $  94,935

 Add:Income taxes                               61,463     64,714     63,579     49,881     50,958     52,890

     Fixed charges                              46,365     46,886     46,747     39,400     37,729     40,960

     Allowance for funds used
     during construction                          (191)       (11)        (5)      (911)      (151)       (64)

 Total                                       $ 211,024  $ 218,511  $ 217,427  $ 173,818  $ 181,614  $ 188,721


Fixed charges:

 Interest on debt                            $  44,211  $  45,246  $  43,762  $  38,129  $  36,726  $  38,949

 Other interest charges and
   amortization of debt discount,
   premium and expense, net                      2,154      1,640      2,985      1,271      1,003      2,011

 Total                                       $  46,365  $  46,886  $  46,747  $  39,400  $  37,729  $  40,960


Ratio of earnings to fixed charges                4.55       4.66       4.65       4.41       4.81       4.61
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